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                                                                EXHIBIT 11


                      ABBOTT LABORATORIES AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
            (Dollars and shares in millions except per share figures)

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                                                                Year Ended December 31,
                                                           ---------------------------------
                                                             1994         1993        1992
                                                           --------     --------    --------

1.     Net earnings                                        $1,516.7     $1,399.1    $1,239.1
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2.     Average number of shares outstanding
         during the year                                      812.2        829.0       844.1
                                                           --------     --------    --------

3.     Earnings per share based upon average
         outstanding share (1. DIVIDED BY 2.)                 $1.87        $1.69       $1.47
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4.     Fully diluted earnings per share:

       a.   Stock options granted and outstanding
            for which the market price at year-end
            exceeds the option price.                          17.4         18.7        20.1
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       b.   Aggregate proceeds to the Company
            from the exercise of options in 4.a.             $317.4       $297.0      $295.1
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       c.   Market price of the Company's
            common stock at year-end                         $32.63       $29.63      $30.38
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       d.   Shares which could be repurchased
            under the treasury stock method
            (4.b. DIVIDED BY 4.c.)                              9.7         10.0         9.7
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       e.   Addition to average outstanding shares
            (4.a. - 4.d.)                                       7.7          8.7        10.4
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       f.   Shares for fully diluted earnings
            per share calculation (2. + 4.e.)                 819.9        837.7       854.5
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       g.   Fully diluted earnings per share
            (1. DIVIDED BY 4.f.)                              $1.85        $1.67       $1.45
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